Exhibit 99.1

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Financial Results for Profitable First Quarter

MIDLAND, TX – 08/11/2021 – Mexco Energy Corporation (NYSE American: MXC) today reported operating revenues in the first quarter of fiscal 2022 increased 241% to $1,264,198 from $370,456 for the first quarter of fiscal 2021. This increase resulted from a 34% increase in oil production and a 13% increase in natural gas production as well as the average sales price of oil and natural gas for the quarter ending June 30, 2021 to $63.94 per barrel (a 161% increase) and $2.98 per Mcf (a 189% increase), respectively.

Net income was $395,006, or $0.19 per diluted share, for the quarter ending June 30, 2021, the Company’s first quarter of fiscal 2022, versus a net loss of $299,670, or $0.15 per diluted share, for the quarter ending June 30, 2020.

The Company currently plans to participate in the drilling and completion of approximately 36 horizontal wells at an estimated aggregate cost of approximately $1,250,000 for the fiscal year ending March 31, 2022. During the first quarter of fiscal 2022, Mexco participated with various percentage interests in the drilling of ten of these wells in the Delaware Basin located in the western portion of the Permian Basin in Lea and Eddy Counties, New Mexico with aggregate costs of approximately $200,000. Two of these wells, in which Mexco owns .56%, were completed at the end of June 2021 with initial average production rates of 1,184 barrels of oil, 4,380 barrels of water and 1,818,000 cubic feet of gas per day, or 1,444 barrels of oil equivalent per day.

The Company also expended approximately $165,000 during the first quarter of fiscal 2022 for the additional completion costs of 12 drilled but uncompleted horizontal wells located in Lea and Eddy Counties, New Mexico that the Company participated in drilling during fiscal 2021. Of these wells, 2 were completed at the end of June 2021 and beginning of July and were producing at an aggregate average rate of 1,406 barrels of oil, 3,214 barrels of water; and 2,146,000 cubic feet of gas per day, or 1,403 barrels of oil equivalent per day. Mexco’s working interest in these wells is 1.2%. Two of these wells were also completed in June 2021.

The President and Chief Financial Officer of the Company stated, “We have been rewarded by improved commodity prices, increased oil and natural gas production volumes and a favorable debt to equity ratio currently at 6%.”

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties primarily in the Permian Basin. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherent risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2021. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.